CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$3,875,000.00	$10.00	$3,875,000.00	$216.23

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. $46,226.44 of the registration fees paid in respect of the securities covered by the registration statement of which the pricing supplement is a part remain unused. $216.23 of that amount is being offset against the registration fee for this offering and $46,010.21 remains available for future registration fees.

FINAL TERMS SUPPLEMENT NO. 4 dated April 23, 2009	Filed pursuant to Rule 424(b)(2)
To Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
and Product Supplement No. 5 dated January 16, 2009
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

The Notes will have the terms specified in this terms supplement as supplemented by the accompanying product supplement no. 5 and the prospectus supplement and prospectus (together, the Note Prospectus). Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-6 of this terms supplement, beginning on page PS-4 of product supplement no. 5, and beginning on page S-4 of the prospectus supplement.

References in this terms supplement to “Eksportfinans”, “we”, “us” and “our” are to Eksportfinans ASA, and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price:(1)	$10.00	$3,875,000.00
Underwriting Discount:(1)(2)	$ 0.15	$ 58,125.00
Proceeds to Eksportfinans ASA Before Expenses:	$ 9.85	$3,816,875.00

(1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 and $0.10 per unit, respectively.
(2) For additional information, see “Supplemental Plan of Distribution” in product supplement no. 5.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Merrill Lynch & Co., Inc.

“Dow Jones” is a service mark of Dow Jones & Company, Inc. and will be licensed for use for certain purposes by Eksportfinans ASA. The “Dow Jones EURO STOXX 50® Index” is proprietary and copyrighted material. The Dow Jones EURO STOXX 50® Index and the related trademarks will be licensed for certain purposes by Eksportfinans ASA. Neither STOXX Limited nor Dow Jones & Company, Inc. sponsors, endorses or promotes the Notes based on the Dow Jones EURO STOXX 50® Index. “STOXX®” and “EURO STOXX®” are trademarks of STOXX Limited and will be licensed for use by Eksportfinans ASA.

Merrill Lynch & Co.

April 23, 2009

Summary

The Bear Market Strategic Accelerated Redemption Securities® Linked to the Dow Jones EURO STOXX 50® Index due November 2, 2010 (the Notes) are senior unsecured debt securities of Eksportfinans ASA (Eksportfinans) and are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans. The Notes are designed for, but not limited to, investors who anticipate that the Observation Level of the Dow Jones EURO STOXX 50® Index (the Index) on any Observation Date will be less than or equal to the Call Level.

The Notes provide for an automatic call of the Notes if the Observation Level of the Index on any Observation Date is less than or equal to the Call Level. If the Notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the Call Amount) equal to the $10 Original Offering Price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the Redemption Amount) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage increase in the level of the Index from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forgo interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date.

Capitalized terms used but not defined in this terms supplement have the meanings set forth in the accompanying product supplement no. 5.

Terms of the Notes

Issuer:	Eksportfinans ASA
Original Offering Price:	$10 per unit
Term:	Approximately 18 months
Market Measure:	Dow Jones EURO STOXX 50® Index (the Index) (Index Symbol: SX5E)
Starting Value:	2,259.54
Ending Value:	The Observation Level on the final Observation Date. If it is determined that a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled Observation Date, the Ending Value will be determined as more fully described in product supplement no. 5.
Observation Level:	The closing level of the Index on any Observation Date.
Observation Dates:	October 23, 2009; April 26, 2010; and October 26, 2010 (the final Observation Date).
Call Level:	2,259.54 (100% of the Starting Value).
Call Amounts (per Unit):	$10.63 if called on October 23, 2009; $11.26 if called on April 26, 2010; and $11.89 if called on October 26, 2010.
Call Premium:	$1.26, which is 12.60% of the Original Offering Price per annum.
Call Settlement Date:	The fifth Banking Business Day (as defined in product supplement no. 5) following an Observation Date, if the Notes are called on such Observation Date, subject to postponement as described in product supplement No. 5; provided, however, that the Call Settlement Date related to the final Observation Date shall be the maturity date.
Threshold Value:	2,485.49 (110.00% of the Starting Value rounded to two decimal places).
Leverage Factor:	100.00%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S).

Determining Payment on the Notes

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations reflecting:

1) a Starting Value of 2,259.54, the closing level for the Index on the Pricing Date;

2) a Threshold Value of 2,485.49, or 110.00% of the Starting Value (rounded to two decimal places);

3) a Call Level of 2,259.54, or 100.00% of the Starting Value;

4) a term of the Notes from April 30, 2009 to November 2, 2010;

5) a Call Premium of $1.26 or 12.60% of the $10.00 Original Offering Price per unit per annum; and

6) Observation Dates occurring on October 23, 2009, April 26, 2010 and October 26, 2010.

The Notes are called on one of the Observation Dates

The Notes have not been previously called and the Observation Level on the relevant Observation Date is less than or equal to the Call Level. Consequently, the Notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1
If the call is related to the Observation Date that falls on October 23, 2009, the Call Amount per Note will be:
$10.00 plus the Call Premium of $0.63 = $10.63 per Note.

Example 2
If the call is related to the Observation Date that falls on April 26, 2010, the Call Amount per Note will be:
$10.00 plus the Call Premium of $1.26 = $11.26 per Note.

Example 3
If the call is related to the Observation Date that falls on October 26, 2010, the Call Amount per Note will be:
$10.00 plus the Call Premium of $1.89 = $11.89 per Note.

The Notes are not called on any of the Observation Dates

Example 4
The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the final
Observation Date is not greater than 2,485.49, the Threshold Value. The amount received at maturity per
Note will therefore be $10.00.

Example 5
The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the final
Observation Date is greater than 2,485.49, the Threshold Value. The amount received at maturity will be less, and possibly significantly less, than the Original Offering Price.

If the Ending Value is 2,937.40, or 130.00% of the Starting Value, the payment at maturity will be:
$10 + [$10 x (2,485.49 – 2,937.40) / 2,259.54] = $8.00 per Note

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, if applicable, Observation Level of the Index on the applicable Observation Date and term of your investment.

Summary of the Hypothetical Examples

Notes are Called on an Observation Date

	Observation Date on October 23, 2009	Observation Date on April 26, 2010	Observation Date on October 26, 2010
Starting Value	2,259.54	2,259.54	2,259.54
Call Level	2,259.54	2,259.54	2,259.54
Hypothetical Observation Level on the Observation Date	2,169.16	2,214.35	2,214.35
Return of the Index (excluding any dividends)	-4.00%	-2.00%	-2.00%
Return of the Notes	6.30%	12.60%	18.90%
Call Amount per Note	$10.63	$11.26	$11.89

Notes are Not Called on any Observation Date	Hypothetical Ending Value does not exceed the Threshold Value	Hypothetical Ending Value exceeds the Threshold Value
Starting Value	2,259.54	2,259.54
Ending Value	2,372.52	2,937.40
Threshold Value	2,485.49	2,485.49
Is the hypothetical Ending Value greater than the Threshold Value?	No	Yes
Return of the Index (excluding any dividends)	5.00%	30.00%
Return of the Notes	0.00%	-20.00%
Redemption Amount per Note	$10.00	$8.00

Risk Factors

An investment in the Notes involves significant risks. The following is a summary of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section included in the product supplement no. 5 and “Risk Factors – Risks related to index linked notes or notes linked to certain assets” section in the prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

  If your Notes are not called prior to maturity, your investment may result in a loss, which could be substantial.

  Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return will be capped at the Call Premium.

  Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

  You must rely on your own evaluation of the merits of an investment linked to the Index.

  Exchange rate movements may impact the value of the Notes.

  In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

  The sponsor of the Index may adjust the Index in a way that affects its level, and the sponsor of the Index has no obligation to consider your interests.

  You will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in the Index.

  Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another.

  Purchases and sales by MLPF&S and its affiliates may affect your return on the Notes.

  MLPF&S or its affiliates may do business with underlying companies.

  Hedging transactions may affect the return on the Notes.

  Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below and “Taxation in the United States” in product supplement no. 5).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of Eksportfinans and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans.

Investor Considerations

You may wish to consider an investment in the Notes if:

  You anticipate that the level of the Index will be less than or equal to the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

  You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index from the Starting Value to the date on which the Notes are called.

  You accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Offering Price per unit.

  You accept that your investment may result in a loss, which could be significant, if the level of the Index increases above the Threshold Value from the Starting Value to the Ending Value on the final Observation Date.

  You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

  You want exposure to the Index with no expectation of receiving distributions from the Index or receiving dividends or other benefits from owning the stocks included in the Index.

  You accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including the perceived creditworthiness of Eksportfinans.

The Notes may not be appropriate investments for you if:

  You want to hold your Notes for the full term.

  You anticipate that the level of the Index will appreciate from the Starting Value to the Ending Value.

  You anticipate that the Observation Level will not be less than or equal to the Call Level on any Observation Date.

  You seek a return on your investment that will not be capped at the Call Premium.

  You are seeking 100% principal protection or preservation of capital.

  You seek interest payments or other current income on your investment.

  You want to receive distributions from the Index or dividends paid on the stocks included in the Index.

  You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We will deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering and will receive underwriting compensation from Eksportfinans. MLPF&S may offer the Notes to dealers and/or selling agents, including affiliates that are dealers (such as First Republic Securities Company, LLC), at that price less a concession not in excess of the underwriting discount set forth on the cover of this terms supplement. If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account.

Merrill Lynch and First Republic Securities Company, LLC may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. Each of Merrill Lynch and First Republic Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices.

The following definition shall supersede and replace the definition of "Market Measure Business Day" set forth in product supplement no. 5: A Market Measure Business Day means a day on which (1) the New York Stock Exchange (the NYSE), the Nasdaq Stock Market and the Eurex (or any successor to the foregoing exchanges) are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

The Index

The Index was created by STOXX Limited (STOXX), a joint venture founded by SWX Group, Deutsche Börse AG and Dow Jones & Company, Inc. Publication of the Index began on February 28, 1998, based on an initial level of the index of 1,000 at December 31, 1991. The Index was created to reflect the market-capitalization weighted performance of large companies from the major industry groupings in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal and Spain. The companies included in the Index account for approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX Total Market Index, which in turn accounts for approximately 95% of the free-float market capitalization of the countries with companies eligible for inclusion in the Dow Jones EURO STOXX 50® Index.

The following graph sets forth the monthly historical performance of the Index in the period from January 2004 through April 2009. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Index was 2,259.54.

All disclosure contained in this terms supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available sources. The information reflects the policies of, and is subject to changes by STOXX. Eksportfinans ASA and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of Eksportfinans ASA, the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. The Index is currently calculated by: (i) multiplying the per share price of each underlying security by the number of free-float adjusted outstanding shares (and, if the stock is not quoted in euros, then multiplying by the related country currency and an exchange factor which reflects the exchange rate between the related country currency and the euro); (ii) calculating the sum of all of all these products (the DJ EURO STOXX 50 Index Aggregate Market Capitalization); and (iii) dividing the DJ EURO STOXX 50 Index Aggregate Market Capitalization by a divisor which represents the DJ EURO STOXX 50 Index Aggregate Market Capitalization on the base of the Index and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the level of the entire Index than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

The weight of each stock that comprises the Index is capped at 10% of the Index’s total free-float market capitalization. The free-float weights are reviewed quarterly.

The composition of the Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of August as the basis for the review process. Changes in the composition of the Index are made to ensure that the Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Index are made entirely by STOXX without consultation with the companies represented in the Index or Eksportfinans ASA or Merrill Lynch or its affiliates. The Index is also reviewed on an ongoing basis, and a change in the composition of the Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with Eksportfinans ASA or Merrill Lynch or any of its affiliates nor have they participated in any way in the creation of the Notes.

Eksportfinans ASA or Merrill Lynch or its affiliates may presently or from time to time do business with the publishers, owners, founders or creators of the Index or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to the publishers, their successors, founders or creators or to any of the issuers. In the course of business with the issuers, Merrill Lynch or its affiliates may acquire non-public information with respect to the issuers. Merrill Lynch or its affiliates may also act as market maker for the common stocks of the issuers. Neither Eksportfinans ASA nor Merrill Lynch or its affiliates make any representation to any purchaser of the Notes with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of the Notes should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of the publisher to formulate and calculate the Index as in his or her judgment is appropriate to make an informed decision with respect to an investment in the Notes. The composition of the Index does not reflect any investment or sell recommendations of Merrill Lynch or its affiliates.

A representative of an affiliate of Merrill Lynch may from time to time be a member of the STOXX Limited Advisory Committee. STOXX states in its Guide to the Dow Jones STOXX Indexes that STOXX’s Advisory Committee advises the Supervisory Board on matters relating to the Index. This advisory committee proposes changes in the composition of the Index to the Supervisory Board and makes recommendations with respect to the accuracy and transparency of the Index computation. Decisions on the composition and changes in the Index are reserved to the Supervisory Board.

License Agreement

STOXX and Eksportfinans ASA have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to Eksportfinans ASA, in exchange for a fee, of the right to use the Index, which is owned and published by STOXX, in connection with certain securities and other products, including the Notes.

The license agreement between STOXX and Eksportfinans ASA provides that the following language must be set forth in this terms supplement.

“The Dow Jones EURO STOXX 50® (Price) Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50® (Price) Index and the related trademarks have been licensed for certain purposes by Eksportfinans ASA. STOXX, Dow Jones and Dow Jones EURO STOXX 50® (Price) Index are trademarks of Dow Jones & Company, Inc. and have been licensed for use. STOXX and Dow Jones have no relationship to Eksportfinans ASA, other than the licensing of the Dow Jones EURO STOXX 50® (Price) Index and the related trademarks for use in connection with the Notes. STOXX and Dow Jones do not:

  Sponsor, endorse, sell or promote the Notes.

  Recommend that any person invest in the Notes or any other securities.

  Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

  Have any responsibility or liability for the administration, marketing or marketing of the Notes.

  Consider the needs of the owners of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50® (Price) Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the Notes. Specifically,

  STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

    The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Dow Jones EURO STOXX 50® (Price) Index and the data included in the Dow Jones EURO STOXX 50® (Price) Index;

    The accuracy or completeness of the Dow Jones EURO STOXX 50® (Price) Index and its data;

    The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50® (Price) Index and its data;

    STOXX and Dow Jones will not have liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50® (Price) Index or its data;

  Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between Eksportfinans ASA and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.”

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

  In the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes, we intend to treat the Notes as a single financial contract that is an "open transaction" for U.S. federal income tax purposes. Accordingly, you should not be required to accrue any income during the term of the Notes.

  Under this characterization, generally, any gain received on the sale, exchange or redemption, or at maturity, of the Notes will be treated as a capital gain while any loss will be treated as a capital loss. This capital gain or loss generally will be long- term capital gain or loss if you hold the Notes for more than one year.

You should consult your tax adviser regarding the treatment of the Notes, including possible alternative characterizations.

Certain U.S. Federal Income Taxation Considerations

You should read the following discussion in conjunction with the discussion in the accompanying product supplement no. 5, prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Taxation in the United States” in the accompanying product supplement no. 5, the prospectus supplement and the prospectus, which you should carefully review prior to investing in the Notes.

General. The Notes should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Upon a sale, exchange or redemption of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time.

Possible New Administrative Guidance and/or Legislation. On December 7, 2007, the IRS released a notice stating that it and the Treasury Department (Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument with terms similar to some of the Notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to some of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

You should review the “Taxation in the United States” section in the accompanying product supplement, the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

Additional Terms of the Notes

You should read this terms supplement, together with the documents listed below (collectively, the Note Prospectus), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this terms supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

  Product supplement no. 5 dated January 16, 2009:
  http://www.sec.gov/Archives/edgar/data/700978/000095012309000810/u06091e424b2.htm

  Prospectus supplement and prospectus dated February 5, 2007:
  http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain of its structured investments (the Structured Investments), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.